For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         November 11, 2002

PHOTRONICS ANNOUNCES PRELIMINARY RESULTS FOR
FOURTH QUARTER OF FISCAL 2002

BROOKFIELD, Connecticut   November 11, 2002 -- Photronics, Inc. (Nasdaq: PLAB), the world's largest sub-wavelength reticle solutions supplier, announced today that, based on its preliminary results, the Company is revising its revenue and earnings guidance downward for the fourth quarter of fiscal 2002.

Photronics expects that revenues for the fourth quarter of fiscal 2002, which ended on November 3, 2002 will be approximately $90 million, or approximately 8% lower than the $98.1 million posted during the third quarter of fiscal 2002.  As a result, the Company expects to report a net loss for the quarter in the range of approximately $10.9 million to $11.7 million, or $0.34 to $0.37 per share.  These results include the after tax effect of two previously announced items: a consolidation charge of approximately $10 million, or $0.31 per share, resulting from a closure of certain manufacturing operations and workforce reduction, and a net gain of approximately $1.7 million, or $0.05 per share, from the repurchase of a portion of the Company's 6% convertible subordinated notes.  Excluding the after tax effect of the consolidation charges and the net gain from the repurchase of notes, the loss for the quarter is expected to range between approximately $2.6 million to $3.4 million, or $0.08 and $0.11 per share.

"Demand for reticle technology and services remained under pressure during the quarter as semiconductor manufacturers and designers continued to confront sluggish end-market demand and the difficult transition to the 130 nanometer technology node," commented Dan Del Rosario, Chief Executive Officer.  "While cyclicality is always a market dynamic to be dealt with, we are leveraging each and everyone of our continuous cost reduction programs and are constantly evaluating strategies that better match our infrastructure to ongoing changes in the global marketplace.  To this end, we realized a number of milestones during the quarter.  They include the further reduction of interest costs and reduced long term debt through the repurchase of $8 million in principal amount of the 6% convertible notes in addition to the $33.2 million in principal amount of the same issue repurchased in September; the successful closure of the Milpitas, California manufacturing facility ahead of schedule; the accelerated qualification of several large and leading edge customers at the 130 nanometer node; and the official ground breaking in Shanghai where Photronics plans to build China's first advanced photomask  manufacturing facility.  We remain deeply committed to our customers and shareholders, and we will continue striving to bring value to the markets the Company serves by always focusing on service and performance."

A conference call with investors and the media to discuss this announcement has been scheduled for later today, Monday, November 11, 2002 at 4:00 p.m. Eastern Time.  All participants, domestic and international, may access the call by dialing (706) 634-5081, or by logging onto Photronics' web site at www.photronics.com, then clicking on the Conference Call button.  A replay of this call will be available on Photronics' web site until the Company releases fully audited fourth quarter and fiscal 2002 results after the market closes on Tuesday, December 10, 2002.  A conference call to discuss the fully audited results has been scheduled for 8:30 a.m. Eastern Time on Wednesday, December 11th and can also be accessed by dialing (706) 634-5081.  This call will be archived on the Photronics' web site for instant replay access until the Company reports its first quarter results in February 2003.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company's SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

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